[UBS LOGO]                                        Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Dated April 4, 2006



UBS AG Enhanced Appreciation Securities
Linked to the Nasdaq-100 Index(R)

OFFERING ENHANCED RETURNS IN A MODERATE RETURN ENVIRONMENT

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INDICATIVE TERMS
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Issuer                   UBS AG
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Issue Price              $10 per note
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Underlying Index         Nasdaq-100 Index
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Term                     18-months
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Payment on               Investors will receive a cash payment at maturity that
Maturity Date            is based on the Index Return:

                         IF THE INDEX RETURN IS POSITIVE, THE INDEX
                         RETURN WILL BE TRIPLED, SUBJECT TO A
                         MAXIMUM GAIN ON THE NOTES OF BETWEEN
                         16.50% AND 18.00%, TO BE DETERMINED ON
                         THE TRADE DATE.

                         IF THE INDEX RETURN IS NEGATIVE, INVESTORS
                         ARE EXPOSED TO THE FULL DECLINE IN THE INDEX
                         AND WILL LOSE SOME OR ALL OF THEIR
                         PRINCIPAL AMOUNT.
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Index Return             Index Ending Level-Index Starting Level
                         ---------------------------------------
                                   Index Starting Level
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Index Starting Level     The closing level of the Index on the Trade Date
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Index Ending Level       The closing level of the Index on the Final
                         Valuation Date
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Trade Date*              April 24, 2006
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Settlement Date*         April 28, 2006
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Final Valuation
Date*                    October 25, 2007
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Maturity Date*           October 31, 2007
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*Expected
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PRODUCT DESCRIPTION
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Enhanced Appreciation Securities ("EAS") linked to the Nasdaq-100 Index perform best in a moderate-return environment. Provided that there is a positive Nasdaq-100 return at maturity, EAS will provide the investor an opportunity to outperform the Index by a measure of 3 to 1, up to a pre-determined maximum gain. If the Index declines, the EAS return will be equal to the percentage decline in the Index.

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BENEFITS
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o    Strategically addresses moderate-return market environments

o 3x leverage feature provides enhanced participation in upside appreciation, while maintaining 1 to 1 downside exposure

o    Diversifies the equity portion of a portfolio through broad index exposure

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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: 3X POSITIVE INDEX RETURN TO A 17.25% MAXIMUM GAIN; 1X NEGATIVE
INDEX RETURN

                              INDEX                                     NOTE
                              RETURN                                   RETURN
                             --------                                 --------
                                20%                                    17.25%
                                10%     3X INDEX RETURN TO CAP >       17.25%
                              5.75%                                    17.25%
                             --------                                 --------
                             --------                                 --------
                                 4%                                       12%
   [GRAPHIC OMITTED]             3%                                        9%
                                 2%        3X INDEX RETURN     >           6%
                                 1%                                        3%
                             --------                                 --------
                             --------                                 --------
                                 0%                                        0%
                             --------                                 --------
                             --------                                 --------
                                -5%                                       -5%
                               -10%       1X INDEX DOWNSIDE    >         -10%
                               -20%                                      -20%
                             --------                                 --------

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated April 4, 2006.

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Dated April 4, 2006

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INDEX DESCRIPTION
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THE NASDAQ-100 INDEX

The Nasdaq-100 Index is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on the Nasdaq National Market tier of the National Market System. The Nasdaq-100 Index was first published in January 1985 and includes companies across a variety of major industry groups.

--BLOOMBERG L.P.

HISTORICAL PERFORMANCE OF THE INDEX IS NOT INDICATIVE OF FUTURE RESULTS.

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HISTORICAL PERFORMANCE OF THE NASDAQ-100 INDEX
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The graph below illustrates the performance of the index from 1/30/87 to 4/3/06
- BLOOMBERG L.P.


                               [GRAPHIC OMITTED]


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INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:

o You believe that the Index will appreciate over the term of the Notes and that such appreciation is unlikely to exceed between 16.50% and 18.00%, the maximum gain on the Notes at maturity.

o    You are willing to hold the Notes to maturity

o You are willing to make an investment that is exposed to the full downside performance risk of the Index

o    You seek an investment with a return linked to the performance of the Index

o    You do not seek current income from this investment

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o    You seek current income from your investment.

o You seek an investment that is exposed to the full upside performance of the Index or you are unwilling to make an investment that is exposed to the full downside performance risk of the Index.

o You believe that the Index is not likely to appreciate over the term of the Notes, or you believe that the Index will appreciate over the term of the Notes and that such appreciation will be in an amount greater than between 16.50% and 18.00%, the maximum gain on the Notes at maturity.

o    You seek an investment for which there will be an active secondary market.

o    You are unable or unwilling to hold the Notes to maturity

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

KEY RISKS:

o You may lose some or all of your principal--the notes are fully exposed to any decline in the level of the Index (as measured by the Index Return)

o You can only earn the maximum gain on the notes if you hold your notes to maturity

o Your appreciation potential is limited by the maximum gain on the notes at maturity

o    You will not receive any interest or dividend payments

o The notes will not be listed, and there will not be an active secondary trading market

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-413-9657